Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

AN EXEMPTED COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

OneSmart International Education Group Limited

精銳國際教育集團有限公司

(adopted by a Special Resolution passed on December 11, 2017)

1.                            The name of the Company is OneSmart International Education Group Limited 精銳國際教育集團有限公司.

2.                            The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.                            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.                            The Company has unrestricted corporate capacity.  Without limitation to the foregoing, as provided by Section 27(2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.                            Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.                  the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

b.                  insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised); or

c.                   the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6.                            The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7.                            The authorized share capital of the Company is US$50,000.00 divided into (i) 44,134,792,439 Class A Ordinary Shares of par value US$0.000001 each, (ii) 2,296,842,016 Class B Ordinary Shares of par value US$0.000001 each, (iii) 1,549,430,118 Series A Preferred Shares of par value US$0.000001 each, and (iii) 2,018,935,427 Series A-1 Preferred Shares of par value US$0.000001 each.

8.                            If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 163 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Fourth Amended and Restated Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.                            Capitalised terms that are not defined in this Fourth Amended and Restated Memorandum of Association bear the same meaning as those given in the Fourth Amended and Restated Articles of Association of the Company.

2

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

AN EXEMPTED COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

OneSmart International Education Group Limited

精銳國際教育集團有限公司 (“Company”)

(adopted by a Special Resolution passed on December 11, 2017)

INTERPRETATION

1                               In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Accounting Standards”	means generally accepted accounting principles in the United States.

“Additional Number”	has the meaning set forth in Article 6 A.(3).b.

“Affiliate”

means, with respect to a Person, (i) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister, parent, or any trust formed and maintained solely for the benefit of such Person or such Person’s spouse, lineal descendants, brother, sister and/or parent, or trust, or any entity or company Controlled by any of the aforesaid Person, (ii) in the case of any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a holder of Series A-1 Preferred Shares or Chengwei or Supar, in addition to the Persons specified in item (ii) above, the term “Affiliate” also includes (v) any of its direct or indirect shareholders, (w) any of its or its shareholder’s general partners or limited partners, (x) the fund manager managing it or such shareholder (and general partners, limited partners and officers thereof) and other funds managed by such fund manager or such fund manager’s Affiliates, (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by it or any of its Affiliates.

“Applicable Conversion Price”	means, (i) with respect to the Series A Preferred Shares, the Series A Conversion Price; (ii) with respect to the Series A-1 Preferred Shares, the Series A-1 Conversion Price.

“Applicable Issue Date”	means, (i) with respect to the Series A Preferred Shares, the Series A Issue Date; or (ii) with respect to the Series A-1 Preferred Shares, the Series A-1 Issue Date.

“Applicable Issue Price”	means, (i) with respect to the Series A Preferred Shares, the Series A Issue Price; (ii) with respect to the Series A-1 Preferred Shares, the Series A-1 Issue Price.

“Applicable Redemption Price”	means, (i) with respect to the Series A Preferred Shares, the Series A Redemption Price; (ii) with respect to the Series A-1 Preferred Shares, the Series A-1 Redemption Price.

“Approving Person”

means any of the following two Persons: the Series A-1 Director appointed by Carlyle (or Carlyle in lieu of the Series A-1 Director appointed by Carlyle) and the Series A-1 Director appointed by GS (or GS in lieu of the Series A-1 Director appointed by GS).

“Articles”	means these fourth amended and restated articles of association of the Company, as amended, supplemented and restated from time to time.

“Auditor”

means any auditor retained by the Company in accordance with these Articles and the Shareholders Agreement, which shall be a Big Four Accounting Firm: Ernst & Young, KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or any of their PRC-domiciled affiliates.

“Automatic Conversion”	has the meaning set forth in Article 8.2 C.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”

means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the PRC, Hong Kong, London or New York, as the case may be, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“BVI Company”	means ONESMART EDU. INC., a company incorporated under the laws of the British Virgin Islands with registered number 1916296.

“Cathay”

means FPCI  Sino-French  (Mid Cap)  Fund,  a Professional Private Equity Investment Fund (Fonds Professionnel de Capital Investment), represented by its management company, Cathay Capital Private Equity SAS, a company organized and existing under the laws of France and its successors, permitted assignees and transferees.

“Cathay Controlled Affiliate”

means (A) a subsidiary directly or indirectly wholly owned by FPCI Sino-French (Mid Cap) Fund, or (B) a fund or limited partnership whose general partner or manager is, or is otherwise Controlled or managed by Cathay Capital Private Equity SAS (or a subsidiary directly or indirectly wholly owned by Cathay Capital Private Equity SAS).

“Carlyle”	means Origin Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and its successors, permitted assignees and transferees.

“Carlyle Controlled Affiliate”

means (A) a subsidiary directly or indirectly wholly owned by Carlyle Asia Investment Advisors Limited, or (B) a fund or limited partnership whose general partner or manager is, or is otherwise Controlled or managed by Carlyle Asia Investment Advisors Limited (or a subsidiary directly or indirectly wholly owned by Carlyle Asia Investment Advisors Limited).

“Charter Documents”

means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended; and means, as to PRC limited liability companies, the business license, articles of association, shareholders’ agreement or equivalent documents.

“Chengwei”	means CW One Smart Limited, a company incorporated and existing under the laws of the British Virgin Islands.

“Class A Ordinary Shares”	means the Class A ordinary shares of the Company with a par value of US$0.000001 per share, with rights and privileges as set forth herein and in the Shareholders Agreement.

“Class B Ordinary Shares”	means the Class B ordinary shares of the Company with a par value of US$0.000001 per share, with rights and privileges as set forth herein and in the Shareholders Agreement.

“Closing” or “Closing Date”	means September 21, 2017.

“Commission”

means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Competitor”	has the meaning set forth in the Shareholders Agreement.

“Contract”

means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control”

of a given Person means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies (with respect to operational or financial control or otherwise) of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Controlling Documents”

means all of Contracts signed by, inter alios, (i) the WFOE, the PRC Company, its shareholders that provide Control (financially, operationally or otherwise) to the WFOE over the PRC Company and (ii) the WFOE, Shanghai Rui Si, its shareholders that provide Control (financially, operationally or otherwise) to the WFOE over Shanghai Rui Si (and any other similar Contracts entered or to be entered into by the Group Companies through which a Group Company (the “Controller”) Controls (financially, operationally or otherwise) another Group Company (the “Controlled Company”) and the financial results for such Controlled Company shall be consolidated into the consolidated financial statements for the Company even though the Controller does not have any equity interest in the Controlled Company), including the exclusive business cooperation and services agreement, loan agreement, equity interest pledge agreement, exclusive option agreement and power of attorney, each as amended, supplemented and restated from time to time.

“Co-Sale Notice”	has the meaning set forth in Article 20 C.(1).

“Deciding Appraiser”	has the meaning set forth in Article 20 B.(4).b.

“Deemed Liquidation”

means any liquidation, dissolution or winding up of the Company arising solely as a result of any amalgamation, reorganization (except for such reorganization implemented pursuant to Section 86 or 87 of the Statute), consolidation or merger of the Company with or into any other Person.

“Director”	means a director serving on the Board.

“Electing Appraiser”	has the meaning set forth in Article 20 B.(4).b.

“Equity Securities”

means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other securities or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Excluded Transfer”	has the meaning set forth in Article 20 A.(1).

“Exercising Preferred Shareholder”	has the meaning set forth in Article 20 B.(2).c.

“Existing Incentive Plans”	has the meaning set forth in the Shareholders Agreement.

“Facility Document(s)”	has the meaning set forth in the Shareholders Agreement.

“First Participation Notice”	has the meaning set forth in Article 6 A.(3).a.

“First Participation Period”	has the meaning set forth in Article 6 A.(3).a.

“Governmental Authority”

means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, or any self-regulatory organization, stock exchange, securities commission or other securities regulators..

“Group Companies”

means the Company, the BVI Company, the HK Company, the WFOE, the PRC Company, Shanghai Jing Yu Investment Co., Ltd. (上海精育投资有限公司) and Shanghai Rui Si, together with all other direct or indirect, current and future Subsidiaries and branches of any of the foregoing, and “Group Company” means any of them.

“GS”

means, collectively, Goldman Sachs Asia Strategic Pte. Ltd., a company with limited liability incorporated under the laws of Singapore and Stonebridge 2017 (Singapore) Pte. Ltd., a company with limited liability incorporated under the laws of Singapore and their respective successors, permitted assignees and transferees.

“GS Controlled Affiliate”

means (A) The Goldman Sachs Group, Inc., (B) a subsidiary directly or indirectly wholly owned by The Goldman Sachs Group, Inc., or (C) a fund or limited partnership whose general partner or manager is, or is otherwise Controlled or managed by The Goldman Sachs Group, Inc. (or a subsidiary directly or indirectly wholly owned by The Goldman Sachs Group, Inc).

“HK Company”	means ONESMART EDU (HK) LIMITED, a company incorporated under the laws of Hong Kong with company number of 2401253.

“Interested Transaction”	has the meaning set forth in Article 86.

“IPO”

means the first firm underwritten public offering by the Company of its Class A Ordinary Shares (or depositary receipts or depositary shares thereof) pursuant to a Registration Statement that is filed with and declared effective by the Commission under the Securities Act or in a jurisdiction other than the United States.

“Lien”

means (i) any mortgage, pledge, security interest, encumbrance, title defect, lien, charge, easement, or other restriction or limitation of similar kind; (ii) any adverse claim as to title, possession or use, and includes any Contract or arrangement for any of the same, whether imposed by Contract, understanding, law, equity or otherwise, but excluding a Transfer.

“Majority Preferred Holders”	means the holders of more than fifty percent (50%) of the voting power of the outstanding Preferred Shares (if any, voting together as a single class).

“Majority Series A-1 Preferred Holders”	means the holders of more than seventy-five percent (75%) of the voting power of the outstanding Series A-1 Preferred Shares.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the fourth amended and restated memorandum of association of the Company, as amended, supplemented and restated from time to time.

“Offered Ordinary Shares”	has the meaning set forth in Article 20 B.(1).

“Ordinary Director(s)”	has the meaning set forth in Article 66.

“Ordinary Resolution”

means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 45.

“Ordinary Shareholder”	means Happy Edu Inc. and its successors, permitted assignees and transferees.

“Ordinary Shares”	means the Class A Ordinary Shares and the Class B Ordinary Shares collectively.

“Ordinary Share Equivalents”

means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

“Ordinary Transfer Notice”	has the meaning set forth in Article 20 B.(1).

“Ordinary Transferor”	has the meaning set forth in Article 20 B.(1).

“Oversubscription Participants”	has the meaning set forth in Article 6 A.(3).b.

“Permitted Transferee(s)”	has the meaning set forth in Article 20 E.(1).

“Person”

shall be construed as broadly as possible and shall include any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity, including Governmental Authorities.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the territory of Taiwan.

“PRC Company”	means Shanghai OneSmart Education and Training Co., Ltd. (上海精锐教育培训有限公司), a company established under the laws of the PRC.

“Preemptive Pro Rata Share”	has the meaning set forth in Article 6 A.(2).

“Preemptive Right”	has the meaning set forth in Article 6 A.(1).

“Preferred Directors”	means the Series A-1 Directors.

“Preferred Holders”	means any holder of any Preferred Share.

“Preferred Holder ROFO Notice”	has the meaning set forth in Article 20 A.(2).a.

“Preferred Holder ROFO Shares”	has the meaning set forth in Article 20 A.(2).a.

“Preferred Holder Option Period”	has the meaning set forth in Article 20 B.(2).a.

“Preferred Shares”	means the Series A Preferred Shares and the Series A-1 Preferred Shares collectively.

“Principal”	means Zhang Xi (张熙), a citizen of the PRC with PRC I.D. number *.

“Principal Option Period”	has the meaning set forth in Article 20 A.(2).b.

“Proposed Transfer”	has the meaning set forth in Article 20 A.(2).a.

“Purchase Agreement”	means the Series A-1 Preferred Share Purchase Agreement dated April 21, 2017 by and among the parties named therein, as amended from time to time.

“Purchasing Preferred Holders”	has the meaning set forth in Article 20 B.(3).

“Qualified IPO”

means a firm commitment underwritten public offering by the Company of its Class A Ordinary Shares (or depositary receipts or depositary shares thereof) in the United States on the New York Stock Exchange or the NASDAQ Global Market pursuant to an effective Registration Statement under the Securities Act, or on the Main Board of Hong Kong Stock Exchange or another internationally recognized stock exchange approved by the Board and by two (2) Approving Persons, in any case, with an offering price that implies a market capitalization of the Company immediately prior to such offering (excluding the amount of any investment proceeds received by the Company from any equity or equity linked financings conducted by the Company between the Closing Date and the occurrence of a Qualified IPO) of not (i) less than RMB 7.6 billion or its US$ equivalent if the Qualified IPO occurs during the period from and including the Closing Date to but excluding the date that is eighteen (18) months following the Closing Date, (ii) RMB 8.3 billion or its US$ equivalent if the Qualified IPO occurs during the period from and including the date that is eighteen (18) months following the Closing Date to but excluding the date that is twenty-seven (27) months following the Closing Date, or (iii) RMB 8.9 billion or its US$ equivalent if the Qualified IPO occurs during the period from and including the date that is twenty-seven (27) months following the Closing Date to but excluding the third anniversary of the Closing Date, or such lesser market capitalization as approved by the Board and by two (2) Approving Persons.

“Re-allotment Period”	has the meaning set forth in Article 20 B.(2).c.

“Restructuring Agreement”

means the restructuring agreement (重组协议契据) dated April 21, 2017, the escrow arrangement deed (监管安排协议契据) dated September 21, 2017, the amendment to restructuring agreement (重组协议补充协议契据) dated October 31, 2017, each by and among the Company and the other parties named therein, as amended from time to time.

“Redemption Closing Date”	has the meaning set forth in Article 8.4 B.

“Redemption Election Period”	has the meaning set forth in Article 8.4 B.

“Redemption Notice”	has the meaning set forth in Article 8.4 B.

“Redemption Notice Date”	has the meaning set forth in Article 8.4 B.

“Redemption Pro Rata Share”	has the meaning set forth in Article 8.4 D.

“Register of Members”	means the register of members maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Registration Statement”

means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Rights Holder”	has the meaning set forth in Article 6 A.(1).

“Rights Notice”	has the meaning set forth in Article 8.3 B.3.

“ROFO Acceptance Notice”	has the meaning set forth in Article 20 A.(2).b.

“ROFR Pro Rata Share”	has the meaning set forth in Article 20 B.(2).b.

“SAFE”	means the State Administration of Foreign Exchange of the PRC and its local counterparts, and/or an authorized bank, as the case may be.

“SAFE Regulations”

means the Circular 37, issued by SAFE on July 4, 2014, titled “Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Inbound Investment through Special Purpose Companies by PRC Residents” (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》(汇发[2014]37号), as amended and/or implemented by SAFE, and any successor rule or regulation under the PRC laws, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing and any other applicable SAFE rules and regulations.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Ordinary Notice”	has the meaning set forth in Article 20 B.(2).c.

“Second Participation Notice”	has the meaning set forth in Article 6 A.(3).b.

“Second Participation Period”	has the meaning set forth in Article 6 A.(3).b.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Series A Conversion Price”	has the meaning set forth in Article 8.2 A.

“Series A Issue Date”

means, in the case of Chengwei (and with respect to its Series A Preferred Shares) and Teakbridge Capital Limited, April 22, 2016; in the case of the other holders of Series A Preferred Shares, and (a) with respect to its Series A Preferred Shares issued pursuant to SPA 1, January 29, 2016, and (b) with respect to its Series A Preferred Shares issued pursuant to SPA 2, November 1, 2017.

“Series A Issue Price”

means, in the case of Chengwei (and with respect to its Series A Preferred Shares), RMB0.394839; in the case of the other holders of Series A Preferred Shares, and (a) with respect to its Series A Preferred Shares issued pursuant to SPA 1, RMB0.371537, and (b) with respect to its Series A Preferred Shares issued pursuant to SPA 2, RMB1.1448, each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preferred Share”	means a series A redeemable and convertible preferred share of the Company with a par value of US$ 0.000001 per share, with rights and privileges as set forth herein and in the Shareholders Agreement.

“Series A Redemption Price”	has the meaning set forth in Article 8.4 A.

“Series A-1 Conversion Price”	has the meaning set forth in Article 8.2 A.

“Series A-1 Director(s)”	has the meaning set forth in Article 66.

“Series A-1 Issue Date”

means, in the case of Chengwei (and with respect to its Series A-1 Preferred Shares) and Supar, May 4, 2017; in the case of GS, Carlyle and Cathay, the Closing Date; in the case of VKC, December 11, 2017.

“Series A-1 Issue Price”

means, in the case of a holder of Series A-1 Preferred Shares other than VKC, US$0.152602; in the case of VKC, US$0.173458, each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-1 Preferred Shares and with respect to Series A-1 Preferred Shares held by GS, Carlyle and Cathay, subject to the adjustments stipulated in Section 2.6 of the Purchase Agreement.

“Series A-1 Preferred Share”

means a series A-1 redeemable and convertible preferred share of the Company with a par value of US$ 0.000001 per share, with rights and privileges as set forth herein and in the Shareholders Agreement.

“Series A-1 Redemption Price”	has the meaning set forth in Article 8.4 A.

“Series A-1 Preference Amount”	has the meaning set forth in Article 8.1 A (1).

“Selling Shareholder”	has the meaning set forth in Article 20 C.(1).

“Shanghai Rui Si”	means Shanghai Rui Si Science and Technology Information Consulting Co., Ltd. (上海锐思科技信息咨询有限公司), a company established under the laws of the PRC.

“Share” and “Shares”	means a share or shares in the capital of the Company including the Ordinary Shares and the Preferred Shares, and includes a fraction of a share.

“Shareholders Agreement”

means the Shareholders Agreement dated April 21, 2017 among the Company and certain other parties named therein, as amended from time to time (including as amended by the Amendment to Shareholders Agreement dated December 11, 2017 among the Company and certain other parties named therein).

“SPA 1”	means the Share Purchase Agreement dated April 21, 2017 among the Company, the Ordinary Shareholder and certain other parties named therein, as amended from time to time.

“SPA 2”	means the Share Purchase Agreement dated October 31, 2017 among the Company, the Ordinary Shareholder and certain other parties named therein, as amended from time to time.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”

means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose profit and loss and net earnings are consolidated with the profit and loss and net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the Accounting Standards; and (iii) any entity with respect to which the subject entity has the power to otherwise direct the business, management and policies (with respect to operational or financial control or otherwise) of that entity directly or indirectly through another Subsidiary, any contractual arrangement or otherwise.

“Supar”	means Supar Inc., a company incorporated and existing under the laws of the British Virgin Islands.

“Transfer”	has the meaning set forth in Article 20 A.(1).

“VKC”	Angus Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands.

“WFOE”	Shanghai Jingxuerui Information Technology Co., Ltd. (上海精学锐信息科技有限公司), a company established under the laws of the PRC.

2                               In these Articles:

2.1                     words importing the singular number include the plural number and vice-versa;

2.2                     words importing the masculine gender include the feminine gender and the neuter;

2.3                     “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.4                     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to these Articles as a whole and not to any particular article, section or other subdivision;

2.5                     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6                     any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7                     the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms herein;

2.8                     the term “including” will be deemed to be followed by, “but not limited to”;

2.9                     references to any particular Person are also to its successors and permitted assigns and transferees;

2.10              the terms “shall”, “will”, and “agree” are mandatory, and the term “may” is permissive;

2.11              the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.12              the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.13              references to any Contract or documents shall be construed as references to such Contract or document as the same may be amended, supplemented or novated from time to time;

2.14              reference to a “fully-diluted basis” mean the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for such shares or registered capital, as applicable (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged and all Equity Securities reserved for issuance under the ESOP as issued and outstanding;

2.15              all references to dollars or to “US$” are to currency of the United States and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies), and any monetary sum which is determined on the basis of the Series A Issue Price and which is payable in US$ (for instance, the Series A Redemption Price) shall be converted into US$ at the applicable foreign exchange rate of the middle exchange rate between RMB and US$ as published by the People’s Bank of China two Business Days prior to the actual payment date of such amount, and vice versa;

2.16              Sections 8 and 19(3) of the Electronic Transactions Law (Revised) shall not apply; and

2.17              headings are inserted for reference only and shall be ignored in construing these Articles.

3                               For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8, 15 through 19 and 66, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8, 15 through 19 and 66 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4                               The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted.  The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5                               The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6                               Subject to the Memorandum and any other provision of these Articles (including Article 6 A and Article 8.3 B) and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of any Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue.  In the event that any Preferred Shares shall be converted pursuant to Article 8.2, the Preferred Shares so converted shall be cancelled.  Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled.

6 A               Preemptive Right.

(1)                           General.  The Company hereby grants to each Preferred Holder (the “Rights Holder”) the preemptive right to purchase all or part of such Rights Holder’s Preemptive Pro Rata Share (as defined in Article 6 A.(2) below) (and any oversubscription, as provided below), of any New Securities (which, for the purpose of this Article 6 A shall mean any Equity Securities issued by the Company other than the Excepted Issuances as defined in Article 8.2 E.(4)(iii) and which, for the avoidance of doubt shall not be limited to Ordinary Shares) that the Company may from time to time issue after the Closing (the “Preemptive Right”).

(2)                           Preemptive Pro Rata Share.  A Rights Holder’s “Preemptive Pro Rata Share” for purposes of the Preemptive Rights under this Article 6 A is the ratio of (a) the number of Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Rights Holder (on an as-converted basis), to (b) the total number of Ordinary Shares (including the number of Ordinary Shares  issuable upon conversion of the then Preferred Shares on an as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.  Each Rights Holder may apportion, at its sole discretion, its pro rata shares among its Affiliates in any proportion.

(3)                           Procedures.

a.                          First Participation Notice.  In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue such New Securities and the identity of each prospective subscriber of such New Securities and its controller(s) (if any).  Each Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice (the “First Participation Period”) to agree in writing to purchase up to such Rights Holder’s Preemptive Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Preemptive Pro Rata Share).  If any Rights Holder fails to so respond in writing within the First Participation Period, then such Rights Holder shall forfeit the right hereunder to purchase its Preemptive Pro Rata Share of such New Securities, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

b.                          Second Participation Notice; Oversubscription.  If any Rights Holder fails or declines to exercise its Preemptive Rights in full in accordance with Article 6 A.(3).a above, the Company shall promptly (but no later than five (5) Business Days after the expiry of the First Participation Period) give notice (the “Second Participation Notice”) to the participating Rights Holders who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with Article 6 A.(3).a above. Each Oversubscription Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Preemptive Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”).  Such notice may be made by telephone if confirmed in writing within two (2) Business Days.  If, as a result thereof, such oversubscription exceeds the total number of the aggregate Rights Holders’ Preemptive Pro Rata Share of New Securities remaining available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of aggregate Rights Holders’ Preemptive Pro Rata Share of New Securities remaining available for purchase by (ii) a fraction, the numerator of which is the number of Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Oversubscription Participant (on an as-converted basis) and the denominator of which is the total number of Ordinary Shares issuable upon conversion of the then Preferred Shares held by all the Oversubscription Participants (on an as-converted basis).

(4)                           Failure to Exercise.  Upon the expiration of the Second Participation Period, or the First Participation Period in the event no Rights Holder exercises the Preemptive Rights within the First Participation Period, the Company shall have one hundred and twenty (120) days thereafter to complete the issuance and sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. The purchaser shall execute and deliver a joinder agreement in substantially the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement). In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Article 6 A.

7                               The Company shall not issue Shares in bearer form.

RIGHTS, PREFERENCES AND PRIVILEGES OF SHARES

8                               Certain rights, preferences and privileges of the Shares are as follows:

8.1                     Liquidation Rights.

A.                Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company pursuant to Section 86 or 87 or Part V of the Statute or their respective successor provisions (but excluding, for the avoidance of any doubt, any Deemed Liquidation or any amendment or termination of any Controlling Document), all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members as follows:

(1)                       First, the holders of the Series A-1 Preferred Shares shall be entitled to receive for each Series A-1 Preferred Share, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares and the holders of the Ordinary Shares by reason of their ownership of such Shares, an amount equal to 100% of the Series A-1 Issue Price, provided that with respect to each such holder, the followings shall be deducted from the aggregate preference amount receivable by such holder: (i) any and all dividends received on or before the date of such distribution by such holder on a Series A-1 Preferred Share issued to it on the Series A-1 Issue Date applicable to such holder, and (ii) any net proceeds received by such holder from any sale, transfer or other disposition of a Series A-1 Preferred Share issued to it on the Series A-1 Issue Date applicable to such holder (i.e., proceeds after deducting the Series A-1 Issue Price for the Series A-1 Preferred Shares being sold, transferred or disposed of), proportionally adjusted for share splits, share dividends, combinations, recapitalizations and similar events (with respect to each such holder, its “Series A-1 Preference Amount”). If the assets and funds thus distributed among the holders of the Series A-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A-1 Preference Amount for all Series A-1 Preferred Shares, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A-1 Preferred Shares in proportion to the aggregate amount of the Series A-1 Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (1).

(2)                       If there are any assets or funds remaining after full payment of the Series A-1 Preference Amount on all Series A-1 Preferred Shares to the holders of Series A-1 Preferred Shares, if any, pursuant to subparagraphs (1) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members according to the relative number of Ordinary Shares held by such Member (treating for this subparagraph (2) all Preferred Shares as if they had been converted to Class A Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company).

B.                Valuation of Properties.  In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.1 A, the value of the assets to be distributed to the Members shall be determined in good faith by the liquidator if one is appointed or by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)                       If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2)                       If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)                       If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator if one is appointed or by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the liquidator if one is appointed or by the Board.

Regardless of the foregoing, the Majority Preferred Holders shall have the right to challenge any determination by the liquidator or the Board (as the case may be) of value pursuant to this Article 8.1 B, in which case the determination of value shall be made by an independent appraiser selected jointly by the liquidator or the Board (as the case may be) and the Majority Preferred Holders.  If no such selection is made within fourteen (14) days after the date of challenge made by the Majority Preferred Holders, then the liquidator or the Board (as the case may be) as a group and the Majority Preferred Holders as another group shall meet at 10 a.m. (Beijing time) on the 18th day after the date of challenge made by the Majority Preferred Holders at the principal executive offices of the Company and select the independent appraiser at random by drawing from a hat containing a list of appraisers of internationally recognized standing proposed by each group respectively.  If either group fails to attend such meeting, the other group may select the independent appraiser. The cost of such appraisal shall be borne by the Company.

C.                Notices.  In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company, then, in connection with each such event, subject to any necessary approval required in the Statute and any other provision of these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date on which the proposal shall be made; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

8.2                     Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Class A Ordinary Shares:

A.                Conversion Ratio.  The number of Class A Ordinary Shares to which a holder of a series of Preferred Shares shall be entitled upon conversion of each such Preferred Share shall be the quotient of the Applicable Issue Price divided by the then effective Applicable Conversion Price. The “Series A Conversion Price” and “Series A-1 Conversion Price” shall initially be the Series A Issue Price (for the avoidance of any doubt, the Series A Conversion Price in respect of Series A Preferred Shares held by Chengwei shall initially be the Series A Issue Price applicable to Chengwei, the Series A Conversion Price in respect of Series A Preferred Shares held by holders of Series A Preferred Shares other than Chengwei (and with respect to its Series A Preferred Shares issued pursuant to SPA 1) shall initially be the Series A Issue Price applicable to such other holders of Series A Preferred Shares (and with respect to its Series A Preferred Shares issued pursuant to SPA 1), and the Series A Conversion Price in respect of Series A Preferred Shares held by holders of Series A Preferred Shares other than Chengwei (and with respect to its Series A Preferred Shares issued pursuant to SPA 2) shall initially be the Series A Issue Price applicable to such other holders of Series A Preferred Shares (and with respect to its Series A Preferred Shares issued pursuant to SPA 2)) or the Series A-1 Issue Price (for the avoidance of any doubt, the Series A-1 Conversion Price in respect of Series A-1 Preferred Shares held by a holder of Series A-1 Preferred Shares other than VKC shall initially be the Series A-1 Issue Price applicable to such holder of Series A-1 Preferred Shares  and the Series A-1 Conversion Price in respect of Series A-1 Preferred Shares held by VKC shall initially be the Series A-1 Issue Price applicable to VKC) (as the case may be) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Preferred Shares), resulting in an initial conversion ratio for the Series A Preferred Shares or Series A-1 Preferred Shares (as the case may be) of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.  If the Series A-1 Issue Price in respect of Series A-1 Preferred Shares held by GS, Carlyle and Cathay is adjusted pursuant to Section 2.6 of the Purchase Agreement, the initial Series A-1 Conversion Price in respect of such Series A-1 Preferred Shares shall be retroactively reduced to the Series A-1 Issue Price as so adjusted, and any other adjustment made to the Series A-1 Conversion Price in respect of such Series A-1 Preferred Shares after the Closing Date shall be recalculated accordingly.

B.                Optional Conversion.  Subject to the Statute and any other provision of these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time and from time to time after the Applicable Issue Date, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares that are duly and validly issued, free of all Liens (except for any restrictions under applicable laws and under these Articles and the Shareholders Agreement) based on the then-effective Applicable Conversion Price.

C.                Automatic Conversion.  Each Preferred Share shall automatically be converted, based on the then-effective Applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares that are duly and validly issued, free of all Liens (except for any restrictions under applicable laws and under these Articles and the Shareholders Agreement) upon the closing of a Qualified IPO.  Any conversion pursuant to this Article 8.2 C. shall be referred to as an “Automatic Conversion”.

D.                Conversion Mechanism.  The conversion hereunder of any Preferred Share shall be effected in the following manner:

(1)                       Except as provided in Articles 8.2 D.(2) and 8.2 D.(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Class A Ordinary Shares, such holder shall give written notice to the Company on a Business Day at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the share certificate or certificates for Class A Ordinary Shares (if applicable) are to be issued.  The Company shall, upon receipt of such notice by the holder(s) electing to convert, immediately instruct its registered office provider to make entries in the Register of Members to record and give effect to the repurchase or redemption of the Preferred Shares to be converted and the issue and allotment of the Class A Ordinary Shares into which the Preferred Shares are converted as set out below, and shall within ten (10) Business Days after the surrender of the share certificate or certificates therefor duly endorsed (or in lieu thereof, an affidavit of lost certificate and indemnity therefor) at the principal corporate office or registered office of the Company or of any transfer agent for such share to be converted, issue and deliver to such holder of Preferred Shares, or to the nominee or nominees of such holder, a share certificate or certificates for the number of Class A Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be made immediately prior to the close of business on the next Business Day of such notice of election to convert delivered by such holder of Preferred Shares by making the relevant entries upon the Register of Members, and the Person or Persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares from such date.

(2)                       If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the consummation by the underwriter(s) of the sale of securities pursuant to such offering, the applicable Preferred Shares shall not be deemed to have been converted until the consummation of such sale of securities.

(3)                       Upon the occurrence of an event of Automatic Conversion, the Company shall give all holders of Preferred Shares to be automatically converted at least ten (10) days’ prior written notice of the date on which Automatic Conversion occurs (which date shall be the date on which the closing of a Qualified IPO occurs) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.2 D.  Such notice shall be given pursuant to Articles 111 through 115 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members.  On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable share certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall effect such conversion and update its Register of Members to reflect such conversion, and upon surrender of the share certificate or certificates representing the shares to be converted duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), the holder thereof shall be entitled to receive share certificates (if applicable) for the number of Class A Ordinary Shares into which such Preferred Shares have been converted.  All share certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been cancelled and the Preferred Shares represented thereby converted into Class A Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such share certificates on or prior to such date.

(4)                       The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares.  For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5)                       No fractional Class A Ordinary Shares shall be issued upon conversion of any Preferred Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board, or (ii) issue one (1) whole Class A Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)                       Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Class A Ordinary Shares as equal to the value of such cash amount divided by the Applicable Conversion Price, at the option of the holder of the applicable Preferred Shares.

E.                 Adjustment of Applicable Conversion Price.  The Applicable Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(1)                       Adjustment for Share Splits and Combinations.  If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Class A Ordinary Shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time, or from time to time, combine the outstanding Class A Ordinary Shares into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)                       Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Class A Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Class A Ordinary Shares payable in additional Class A Ordinary Shares, the Applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Applicable Conversion Price by a fraction (i) the numerator of which is the total number of Class A Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Class A Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Class A Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(3)                       Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.  If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person, then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Class A Ordinary Shares immediately prior to such event.

(4)                       Adjustments to Applicable Conversion Price for Dilutive Issuance.

(a)                       Special Definition.  For the purposes of this Article 8.2 E.(4), the following definitions shall apply:

(i)                           “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                        “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)                     “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.2 E.(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a.        any Equity Securities of the Company issued pursuant to the Purchase Agreement (including any Equity Securities of the Company issued in connection with any reclassification in accordance with Section 2.6 of the Purchase Agreement);

b.        any Equity Securities of the Company issued pursuant to the Existing Incentive Plans or any other equity incentive, purchase or participation plans for the benefit of any officers, directors, employees or consultants of any Group Company or for any other reason, each as duly approved according to these Articles and the Shareholders Agreement;

c.         any Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event in which all Members are entitled to participate on a pro rata basis;

d.        any Equity Securities of the Company issued pursuant to the Qualified IPO;

e.         any Ordinary Shares issued upon the conversion of the Preferred Shares; and

f.          any Equity Security issued in connection with the acquisition of another corporation or entity by the Company, whether by consolidation, merger, purchase of assets, sale or exchange of shares, or other reorganization that has been duly approved according to these Articles and the Shareholders Agreement.

(b)                       Waiver of Adjustment.  No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the holders of more than fifty percent (50%) of the voting power of the outstanding Series A Preferred Shares (voting together as a single class) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities. No adjustment in the Series A-1 Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the holders of more than seventy five percent (75%) of the voting power of the outstanding Series A-1 Preferred Shares (voting together as a single class) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities.

(c)                        Deemed Issuance of New Securities.  In the event the Company at any time or from time to time after the Closing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)                           no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                        if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                     upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(1)             in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(2)             in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.2 E.(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)                    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Article 8.2 E.(4)(c) as of the actual date of their issuance; and

(v)                       no readjustment pursuant to Article 8.2 E.(4)(c) shall have the effect of increasing the then effective Applicable Conversion Price to an amount which exceeds the Applicable Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Article 8.2 E.(4)(c) been made.

(d)                       Adjustment of Applicable Conversion Price upon Issuance of New Securities.

In the event of an issuance of New Securities, at any time after the Closing Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Applicable Conversion Price in effect immediately prior to such issue, then and in such event, such Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C).

For the purposes of the foregoing formula, the following definitions shall apply:

(1)             CP2 shall mean the Applicable Conversion Price in effect immediately after such issue of New Securities;

(2)             CP1 shall mean the Applicable Conversion Price in effect immediately prior to such issue of New Securities;

(3)             “A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of New Securities on a fully-diluted and as-converted basis including the total Ordinary Shares issuable upon exercise of Options outstanding immediately prior to such issue and upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding immediately prior to such issue;

(4)             “B” shall mean the number of Ordinary Shares that would have been issued if such New Securities had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(5)             “C” shall mean the number of Ordinary Shares underlying such New Securities issued on a fully-diluted basis.

(e)                        Determination of Consideration.  For purposes of this Article 8.2 E.(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)                           Cash and Property.  Such consideration shall:

(1)             insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2)             insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors and approved by two (2) Approving Persons; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3)             in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined and approved in good faith by the Board of Directors and approved by two (2) Approving Persons.

(ii)                        Options and Convertible Securities.  The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.2 E.(4)(c) relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5)                       Other Dilutive Events.  In case any event shall occur as to which the other provisions of this Article 8.2 E. are not strictly applicable, but the failure to make any adjustment to the Applicable Conversion Price would not fairly protect the conversion rights of the holders of the applicable Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.2 E, necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(6)                       No Impairment.  The Company will not, through any reorganization, recapitalization, transfer of assets,consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.2 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(7)                       Certificate of Adjustment.  In the case of any adjustment or readjustment of the Applicable Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of applicable Preferred Shares, at the holder’s address as shown in the Register of Members.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of the applicable Preferred Shares after such adjustment or readjustment.

(8)                       Notice of Record Date.  In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.2 E, the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9)                       Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares.  If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of Class A Ordinary Shares as shall be sufficient for such purpose including but not limited to the approval of a resolution to this effect pursuant to Article 31 A.

(10)                Notices.  Any notice required or permitted pursuant to this Article 8.2 shall be given in writing and shall be given in accordance with Articles 111 through 115.

(11)                Payment of Taxes.  The Company and its Members will pay all taxes and other governmental charges that may be imposed with respect to the issue of Class A Ordinary Shares upon conversion of the Preferred Shares in accordance with applicable laws.

8.3                     Voting Rights.

A.                General Rights.  Subject to the provisions of the Memorandum and any other provisions of these Articles and the Shareholders Agreement, each holder of the Preferred Shares shall be entitled to exercising the number of votes which such holder would have been entitled to exercise as if all the Preferred Shares held by such holder had been converted into Class A Ordinary Shares immediately before the holding of the general meeting and the passing of relevant written resolutions (as the case may be) at the Conversion Price then in effect.

B.                Protective Provisions.

1.                            Approval by Majority Preferred Holders.  Except for the actions taken or required to be taken pursuant to the Transaction Documents (as defined in the Shareholders Agreement, including any reclassification in accordance with Section 2.6 of the Purchase Agreement), the Company shall not (and each Member shall exercise its lawful powers and rights to procure that the Company shall not), and shall not permit any other Group Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following actions, whether directly or indirectly, unless approved in writing by the Majority Preferred Holders and the Majority Series A-1 Preferred Holders (or if any of the following actions is required in order for a Group Company to comply with the applicable laws, the Majority Preferred Holders and the Majority Series A-1 Preferred Holders’ consent shall not be unreasonably withheld):

(1)                       any amendment, modification, cancellation or change of any rights, preferences, privileges or powers, or any restrictions provided for the benefit of, the Preferred Shares or any amendment, modification or change of any rights, powers, benefit or restrictions attached to the Ordinary Shares or other classes or series of shares that has the effect of or which may result in any rights, preferences, privileges or powers of the Preferred Shares being prejudiced;

(2)                       any action that reclassifies any outstanding Shares into shares having rights, preferences, privileges or powers senior to or on a parity with any Preferred Shares;

(3)                       any action that increases, reduces or cancels the authorized or issued share capital of the Company other than any redemption or conversion of Preferred Shares in accordance with these Articles and any action stated in Article 8.2 E.(4)(a)(iii) (a) through (f);

(4)                       any amendment or modification to the Memorandum and these Articles;

(5)                       the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of the Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(6)                       any material change to the scope of business of any Group Company or any suspension or cessation of business by any Group Company;

(7)                       any action that increases, reduces or cancels the authorized or issued share capital of any Group Company (other than the Company) other than any such action taken (a) pursuant to the Existing Incentive Plans; (b) in connection with any share split, share dividend or share combination to which all shares are subject to on a pro-rata and fully-diluted basis; or (c) in connection with a transaction of any such Group Company set forth in Article 8.3 B.2(4) below where the value of the transaction (or a series of related transactions) is US$15,000,000 or less;

(8)                       any amendment or modification to the Charter Documents of any Group Company (other than the Company) except for any amendment or modification required under any Facility Document;

(9)                       the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any Group Company (other than the Company) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(10)                any amendment or modification to or termination of or waiver of rights, preferences, privileges, powers or restrictions under any Controlling Document;

(11)                any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the above actions (1) through (11); and

(12)                after the Additional Rights Start Date, any declaration, set aside or payment of a dividend or other similar distribution by any Group Company, or of any bonus or compensation by any Group Company to any employee of the Group Companies, provided that such employee is a direct or indirect shareholder of any Group Company at the time-being (except for (i) any distribution or dividend with respect to which the sole recipient of any proceeds therefrom is the Company or any wholly-owned subsidiary of the Company or solely for the purpose of paying the redemption price for Preferred Share(s) pursuant to these Articles; and (ii) any payment of bonus or compensation which has been approved in the annual budget for such fiscal year).

In the event that the requirement to obtain the written consent of the Majority Preferred Holders and the Majority Series A-1 Preferred Holders is deemed by applicable law to be unenforceable as an unlawful statutory fetter or otherwise, then in respect of any resolution of Members required to approve any matter set out in this Article 8.3 B.1, the Majority Preferred Holders and the Majority Series A-1 Preferred Holders who vote against such resolution of Members shall, in such vote, have such number of votes as equal to the aggregate number of votes of Members who voted in favor of such resolution, plus one additional vote.

2.                            Other Extraordinary Actions.  Except for the actions taken or required to be taken pursuant to the Transaction Documents (as defined in the Shareholders Agreement), the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether directly or indirectly, unless approved by the Board and two (2) Approving Persons (or if any of the following actions is required in order for a Group Company to comply with the applicable laws, the aforementioned Persons’ consent shall not be unreasonably withheld):

(1)                       incurrence by any Group Company of any indebtedness, guarantee of any indebtedness or creation of any Liens on any asset or property of any Group Company (other than any indebtedness, guarantee of any indebtedness or creation of any Liens incurred in the ordinary course of business);

(2)                       any adoption of, material amendment to or termination of any equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any Group Company, except for the Existing Incentive Plans;

(3)                       any transaction between any Group Company and any of its direct or indirect shareholder, director, supervisory board member, senior officer or their Affiliates, except for (X) transactions entered into in the ordinary course of business and on arm’s length terms, and (Y) the PRC Company’s capital commitment of contributing RMB100,000,000 or less into Fujian He Xi Equity Investment Partnership Enterprise (Limited Partnership) (福建禾熙股权投资合伙企业（有限合伙）) managed by Shanghai De Hui Jing He Investment Management Co., Ltd. (上海德晖景和投资管理有限公司) in its capacity as a limited partner of Fujian He Xi Equity Investment Partnership Enterprise (Limited Partnership) (福建禾熙股权投资合伙企业（有限合伙）); and (Z) any acquisition by any Group Company of any interest in any portfolio company or other assets held by Fujian He Xi Equity Investment Partnership Enterprise (Limited Partnership) (福建禾熙股权投资合伙企业（有限合伙）) on arm’s length terms;

(4)                       any acquisition, reorganization and/or transaction resulting in the sale, transfer or other dispositions of the material assets or business of any Group Company, or any merger or consolidation with or into any third party by any Group Company (including entry into or termination of any joint venture or partnership), in respect of each single transaction (or a series of related transactions), with a transaction value in excess of US$15,000,000;

(5)                       any appointment or removal of the Auditor or the auditors for any other Group Company, or any change of the fiscal year for any Group Company,

(6)                       any material amendment of the accounting policies;

(7)                       any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the above actions (1) through (6); and

(8)                       after the Additional Rights Start Date, the approval or amendment of the annual budget and business plan (which shall include any capital expenditure plan for the applicable year) of any Group Company.

3.                            Company Consultation Rights. For the purpose hereof, the “Additional Rights Start Date” is 31 December 2018; provided that such date shall be automatically extended at the end of each term for a further term of three (3) calendar months, unless, prior to such date or such extended date, as the case may be, Carlyle and GS jointly give the Company written notice not to extend the Additional Rights Start Date (the “Rights Notice”); provided further that, it shall be a requirement for such Rights Notice to be effective that at least 30 Business Days prior to such date or such extended date, the Company be provided with the opportunity on at least 2 occasions for reasonable consultation with Carlyle and GS with respect to such non-extension.

8.4                     Redemption Rights.

A.                In addition to all other rights of the holders of Preferred Shares contained herein and under the Shareholders Agreement, if (i) all of the transactions have not been completed in accordance with Section 2 of the Restructuring Agreement within twelve (12) months after the Closing (provided that, if the Company has provided evidence to the satisfaction of the Majority Series A-1 Preferred Holders within twelve (12) months after the Closing that the transaction contemplated in Section 2.9.1 of the Restructuring Agreement has already been approved by or is reasonably expected to be approved by the competent educational bureau, such period shall be extended to eighteen (18) months after the Closing), (ii) there has been a breach by any Person other than a holder of Series A-1 Preferred Shares (excluding Chengwei, Supar and VKC) which results in funds released from any escrow account not in compliance with the escrow arrangement provided in the Restructuring Agreement or any escrow agreements contemplated therein, in each case where the breach remains unremedied within thirty (30) days after a written notice is delivered by a holder of Series A-1 Preferred Shares (excluding Chengwei, Supar and VKC) to the Company, or (iii) the Company has not achieved a Qualified IPO within thirty-six (36) months after the Closing, at any time and from time to time thereafter, upon written notice of any holder of the Preferred Shares, the Company shall redeem all but no less than all of the Preferred Shares held by such holder at the Applicable Redemption Price.  The “Applicable Redemption Price” for each Series A Preferred Share redeemed pursuant to this Article 8.4 (the “Series A Redemption Price”) shall be equal to the then-applicable Series A Issue Price (for the avoidance of any doubt, the Series A Redemption Price in respect of Series A Preferred Shares held by Chengwei shall be calculated on the basis of the Series A Issue Price applicable to Chengwei, the Series A Redemption Price in respect of Series A Preferred Shares issued pursuant to SPA 1 and held by holders of Series A Preferred Shares other than Chengwei shall be calculated on the basis of the Series A Issue Price applicable to such other holders of Series A Preferred Shares (and with respect to its Series A Preferred Shares issued pursuant to SPA 1), and the Series A Redemption Price in respect of Series A Preferred Shares issued pursuant to SPA 2 and held by holders of Series A Preferred Shares other than Chengwei shall be calculated on the basis of the Series A Issue Price applicable to such other holders of Series A Preferred Shares (and with respect to its Series A Preferred Shares issued pursuant to SPA 2), plus a simple rate of return of 10% per annum (on a 360-day basis), accruing daily from the Series A Issue Date until the date of payment of the Series A Redemption Price, plus all accrued but unpaid dividends (if any) thereon, proportionally adjusted for share splits, share dividends, combinations, recapitalizations and similar events, provided that with respect to each such redeeming holder, any and all dividends received as of the Redemption Notice Date by each such redeeming holder on all of its Series A Preferred Shares requested to be redeemed shall be deducted from the aggregate amount of the Series A Redemption Price of such Series A Preferred Shares. The “Applicable Redemption Price” for each Series A-1 Preferred Share redeemed pursuant to this Article 8.4 (the “Series A-1 Redemption Price”) shall be equal to the then-applicable Series A-1 Issue Price (for the avoidance of any doubt, the Series A-1 Redemption Price in respect of Series A-1 Preferred Shares held by a holder of Series A-1 Preferred Shares other than VKC shall be calculated on the basis of the Series A-1 Issue Price applicable to such holder of Series A-1 Preferred Shares, and the Series A-1 Redemption Price in respect of Series A-1 Preferred Shares held by VKC shall be calculated on the basis of the Series A-1 Issue Price applicable to VKC), plus a simple rate of return of 10% per annum (on a 360-day basis), accruing daily on the Series A-1 Issue Price as in effect from time to time from the Series A-1 Issue Date applicable to such redeeming holder until the date of payment of the Series A-1 Redemption Price, plus all accrued but unpaid dividends (if any) thereon, proportionally adjusted for share splits, share dividends, combinations, recapitalizations and similar events, provided that with respect to each such redeeming holder, any and all dividends received as of the Redemption Notice Date by each such redeeming holder on all of its Series A-1 Preferred Shares requested to be redeemed shall be deducted from the aggregate amount of the Series A-1 Redemption Price of such Series A-1 Preferred Shares.

B.                In the event that a holder of the Preferred Shares is entitled to exercise the redemption rights pursuant to this Article 8.4, such holder shall deliver to the Company a written notice (a “Redemption Notice”) of the election by such holder to exercise its redemption rights under this Article 8.4 (the date of delivery of such Redemption Notice being the “Redemption Notice Date”). Upon receipt of such Redemption Notice, the Company shall, within seven (7) Business Days after receipt of the Redemption Notice, give a written notice of the redemption request to each non-requesting holder of the Preferred Shares, stating the existence of such request, the Applicable Redemption Price, the anticipated Redemption Closing Date, and the mechanics of redemption.  Each such non-requesting holder of the Preferred Shares may also elect to require the Company to redeem all but no less than all of the Preferred Shares held by it by delivering a separate redemption notice to the Company within ten (10) Business Days of the receipt of such written notice from the Company (the “Redemption Election Period”). Each redemption of the Preferred Shares pursuant to Article 8.4 A and B shall have its closing on a date no later than ninety (90) days after the Business Day immediately after the expiry of seventeen (17) Business Days after the date of receipt by the Company of the Redemption Notice (such closing date, the “Redemption Closing Date”).

C.                Upon the Redemption Closing Date, each redeeming holder of Preferred Shares shall surrender its certificate or certificates representing such Preferred Shares to be redeemed to the Company at the Registered Office of the Company, and immediately thereupon on the same date the Company shall pay such Applicable Redemption Price (for the avoidance of any doubt, in respect of the Series A Redemption Price, the Company may elect to pay in RMB or in US$) to the order of the Person whose name appears on such certificate or certificates as the owner of such Preferred Shares and each such certificate shall be cancelled and appropriate entries shall be made upon the Company’s Register of Members. Subject to Article 8.4 D. below, upon cancellation of the Preferred Shares, all dividends on such Preferred Shares designated for redemption on the Redemption Closing Date shall cease to accrue and all rights of the holders thereof, except the right to receive the respective Redemption Price thereof, shall cease and terminate.

D.                If on the Redemption Closing Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of such Preferred Shares that are requested to be redeemed on that day pursuant to this Article 8.4, or if the funds of the Company legally available for redemption of the Preferred Shares on the Redemption Closing Date are insufficient to redeem the total number of the Preferred Shares that are requested to be redeemed on such date, the Preferred Shares that are requested to be redeemed shall be redeemed on a pari passu, pro rata basis, based on each requesting holder’s Redemption Pro Rata Share. For purpose of these Articles, the “Redemption Pro Rata Share” of each redeeming holder of Preferred Shares shall equal to a fraction (x) the numerator of which shall be the number of the Preferred Shares (on an as-converted basis) that are requested to be redeemed by such requesting holder; and (y) the denominator of which shall be the total number of the Preferred Shares (on an as-converted basis) of all the requesting holders. For the avoidance of doubt, any remaining Preferred Shares to be redeemed shall be carried forward and redeemed in their respective Redemption Pro Rata Shares as soon as the Company has legally available funds to do so. Without limiting any rights of the redeeming holders of Preferred Shares set forth in these Articles, or are otherwise available under the applicable laws, the balance of any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the Applicable Redemption Price but which it has not paid in full, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Preferred Shares had prior to the Redemption Closing Date, until the Applicable Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Redemption Closing Date have been paid in full with respect to such Preferred Shares.

E.                 Notwithstanding any other provisions of these Articles, if the Company fails to redeem in full all Preferred Shares held by the redeeming holders under Article 8.4 A and B, the directors of each of the Group Companies nominated by the holders of the Preferred Shares shall have the full authority (to the exclusion of the other directors of such Group Company) to direct such Group Company to (i) approve and promptly implement the sale of all or any of its assets or any other transaction and distribute all such proceeds to the Group Company which Controls it, (ii) distribute, or cause the distribution of, the proceeds of such sale to the Company, and (iii) direct the Company to redeem in full all Preferred Shares held by the redeeming holders under Article 8.4 A and B and pay in full the Applicable Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Redemption Closing Date and which are payable to the redeeming holders under Article 8.4 D.

F.                  Notwithstanding anything to the contrary herein, no Shareholder shall and no Group Company shall take any action under Article 8.3 B or 8.4 E which shall prejudice the rights of the lender(s) to create or enforce security in accordance with any Facility Document.

REGISTER OF MEMBERS

9                               The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.  The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

10                        The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

11                        If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12                        A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other Person authorised by the Directors.  The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and, subject to any other provision of these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13                        The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14                        If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

15                        Subject to the provisions of the Memorandum and any other provision of these Articles and the Shareholders Agreement, the holders of Preferred Shares and Ordinary Shares shall vote together on an as-converted basis, on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company.

16                        Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

17                        Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

18                        Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a Member to any Person who is not an Affiliate of such Member, or upon a change of ultimate beneficial ownership of any Class B Ordinary Share to any Person who is not an Affiliate of the registered shareholder of such Share, such Class B Ordinary Share shall be automatically and immediately converted into one Class A Ordinary Share. For the avoidance of doubt, subject to Article 20, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register of Members; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares.

19                        Save and except for voting rights and conversion rights as set out in Articles 15 through 18, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

TRANSFER OF SHARES

20                        The Shares are subject to transfer restrictions as set forth in these Articles and the Shareholders Agreement. The Company will register transfers of Shares that are made in accordance with these Articles and the Shareholders Agreement and will not register transfers of Shares that are made in violation of these Articles and the Shareholders Agreement. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee).  The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

20 A Restriction on Transfers.

(1)                           Principal and Ordinary Shareholder.  None of the Principal or the Ordinary Shareholder, regardless of the Principal’s employment status with any Group Company, shall directly or indirectly, through one or a series of transactions, sell, assign, transfer, or otherwise dispose of or otherwise grant any interest or right (such direct or indirect action, excluding a Lien, “Transfer”) with respect to, or directly or indirectly create any Liens upon, all or any part of any interest in any Equity Securities of the Company now or hereinafter owned or held by the Principal or the Ordinary Shareholder prior to a Qualified IPO, without the prior written consent of two (2) Approving Persons; provided however that, the foregoing provision of this Article 20 A.(1) and Articles 20 B through 20 D shall not apply to the Equity Securities of the Company proposed to be so Transferred by the Principal or the Ordinary Shareholder which in aggregate represent no more than five (5) percent of the entire Equity Securities of the Company at the time-being (calculated on a fully-diluted and as-converted basis) and taking into account all of the Equity Securities of the Company Transferred by the Principal or the Ordinary Shareholder in reliance of this proviso of Article 20 A.(1), through one or a series of transactions) (the “Excluded Transfer”); provided further that (i) the Principal and the Ordinary Shareholder shall notify the Preferred Holders of such Excluded Transfer including the material terms and the identities of the applicable transferee and its controller(s) prior to the closing of such transfer; (ii) the purchaser in the Excluded Transfer shall execute a joinder agreement substantially in the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer; and (iii) in the event the Principal or the Ordinary Shareholder proposes to Transfer the Equity Securities of the Company at a per share price lower than the then applicable Series A-1 Issue Price, the holders of Series A-1 Preferred Shares shall be entitled to a right of first refusal with respect to such Transfer by the Principal or the Ordinary Shareholder, and the provision of Article 20 B shall apply mutatis mutandis to such Transfer by the Principal or the Ordinary Shareholder (for the avoidance of doubt, for all calculations required for the purposes of this Article 20 A.(1).(iii), in respect of Chengwei as a holder of Series A-1 Preferred Shares, only the Series A-1 Preferred Shares (on an as-converted basis) held by Chengwei shall be taken in account).

In the event a Transfer is approved by two (2) Approving Persons, such Transfer shall take effect strictly in accordance with Articles 20 B through 20 D.

(2)                           Preferred Holders.  No Preferred Holders may create any Liens, directly or indirectly, upon all or any part of any interest in any Equity Securities of the Company now or hereinafter owned or held by any of such Preferred Holder prior to a Qualified IPO, without the prior written consent of the Principal.  Each Preferred Holder may Transfer any Equity Securities of the Company now or hereinafter owned or held by it at such time and upon such terms and conditions as such Preferred Holder determines; provided that (a) such Preferred Holder is not transferring any such Equity Securities directly or indirectly to any Competitor (including any Affiliate of such Competitor), (b) such Transfer is effected in compliance with all applicable Laws, (c) the transferee shall execute and deliver a joinder agreement in substantially the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer, (d) unless the prospective transferee is an Affiliate of such Preferred Holder, such Transfer shall be subject to Articles 20 A.(2).a through 20 A.(2).e; and (e) in the event that any of the holders of Series A Preferred Shares proposes to Transfer its Series A Preferred Shares of the Company at a per share price lower than the then applicable Series A-1 Issue Price, the holders of Series A-1 Preferred Shares shall be entitled to a right of first refusal with respect to such Transfer by the holder of Series A Preferred Shares, and the provision of Article 20 B shall apply mutatis mutandis to such Transfer by the holder of Series A Preferred Shares (for the avoidance of doubt, for all calculations required for the purposes of this Article 20 A.(2).e, in respect of Chengwei as a holder of Series A-1 Preferred Shares, only the Series A-1 Preferred Shares (on an as-converted basis) held by Chengwei shall be taken in account):

a.        If any Preferred Holder proposes to initiate a Transfer (a “Proposed Transfer”) of any Equity Securities of the Company to a third party who is not an Affiliate of such Preferred Holder, the Principal shall have the right of first offer to, on his own account or through any officer of any Group Company as designated by him, purchase all or any part of the Equity Securities offered to be Transferred (the “Preferred Holder ROFO Shares”). Such selling Preferred Holder shall send a written notice (the “Preferred Holder ROFO Notice”) to the Principal, which notice shall include (i) a description of the Preferred Holder ROFO Shares, (ii) the price per Preferred Holder ROFO Share and other material terms and conditions upon which the proposed Transfer is to be made.

b.        Within thirty (30) days following the receipt of the Preferred Holder ROFO Notice (the “Principal Option Period”), the Principal shall have the right, by sending a written notice (the “ROFO Acceptance Notice”) to the selling Preferred Holder, to purchase all or any part of the Preferred Holder ROFO Shares.  A ROFO Acceptance Notice shall be irrevocable and shall constitute a binding agreement by the Principal to purchase the number of Preferred Holder ROFO Shares he agrees to purchase as set forth in the ROFO Acceptance Notice at the price per Preferred Holder ROFO Share and upon the terms and conditions set forth in the Preferred Holder ROFO Notice.  The Company shall update its register of members upon the consummation of any such Transfer. If the Principal fails to respond in writing within the Principal Option Period, he shall be deemed to have waived his rights under this Article 20 A.(2).b with respect to the Preferred Holder ROFO Shares.

c.         The selling Preferred Holder may, within ninety (90) days following the receipt of the ROFO Acceptance Notice or written notice by the Principal declining to exercise his rights under Article 20 A.(2).b or following the expiration of the Principal Option Period if the Principal fails to respond in writing (as applicable), Transfer any remaining Preferred Holder ROFO Shares not taken up by the Principal pursuant to Article 20 A.(2).b above to any third party upon terms and conditions (including the price per Preferred Holder ROFO Share) no more favorable to third party purchaser than those offered to the Principal (without taking into consideration any representations and warranties that the selling Preferred Holder may have to provide to the third party purchaser), so long as any such Transfer is effected in accordance with these Articles, the Shareholders Agreement and applicable Laws. The Parties agree that each such third party purchaser shall execute and deliver a joinder agreement in substantially the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer.

d.        In the event the selling Preferred Holder does not consummate the Transfer of such Preferred Holder ROFO Shares to a third party purchaser within such ninety (90) day period, the rights of the Principal under Article 20 A.(2).a, shall be re-invoked and shall be applicable to each subsequent disposition of such Preferred Holder ROFO Shares by the selling Preferred Holder until such rights lapse in accordance with the terms of these Articles.

e.         Notwithstanding anything to the contrary contained herein, any Transfer pursuant to Section 2.6 of the Purchase Agreement shall not be subject to any restrictions contained in this Article 20 A.(2).

(3)                           Prohibited Transfers Void.  Any Transfer of or creation of Liens upon any Equity Securities of the Company not made in compliance with these Articles and the Shareholders Agreement shall be null and void as against the Company, shall not be recorded in the register of members of the Company and shall not be recognized by the Company or any Member.

(4)                           No Indirect Transfers.  No Person may circumvent or otherwise avoid the transfer or any other restrictions or intent thereof set forth in these Articles and the Shareholders Agreement, whether by holding the Equity Securities of the Company indirectly through another Person (including the Ordinary Shareholder, a direct holder of Series A Preferred Shares, a direct holder of Series A-1 Preferred Shares or their respective holding companies) or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person (including the Ordinary Shareholder, a direct holder of Series A Preferred Shares, a direct holder of Series A-1 Preferred Shares or their respective holding companies), or otherwise.

(5)                           Legend.  Each existing or replacement certificate for Equity Securities of the Company now owned or hereinafter acquired by any Member and their permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDERS, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as the related Equity Securities of the Company are no longer subject to the Shareholders Agreement, the Company shall, at the request of the holder of such Equity Securities of the Company, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of these Articles and the Shareholders Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

20 B Rights of First Refusal of the Preferred Holders.

(1)                           Ordinary Transfer Notice.  To the extent the applicable consent of two (2) Approving Persons is required and is given pursuant to Article 20 A, if the Principal or the Ordinary Shareholder (an “Ordinary Transferor”) proposes to Transfer any Equity Securities of the Company (the “Offered Ordinary Shares”) to any Person, then the Ordinary Transferor shall give all the Preferred Holders and the Company, a written notice of the Ordinary Transferor’s intention to make the Transfer (the “Ordinary Transfer Notice”), which shall include (i) a description of the Offered Ordinary Shares, (ii) the identities and addresses of the prospective transferee and its controller(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Ordinary Transfer Notice shall certify that the Ordinary Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Ordinary Transfer Notice.  The Ordinary Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(2)                           Option of Preferred Holders.

a.        Each Preferred Holder shall have an option for a period of thirty (30) days following receipt of the Ordinary Transfer Notice (the “Preferred Holder Option Period”) to elect to purchase all or any portion of its respective ROFR Pro Rata Share (as defined in Article 20 B.(2).b below) of the Offered Ordinary Shares (and any additional re-allotted Offered Ordinary Shares, as provided below) at the price and subject to the terms and conditions as described in the Ordinary Transfer Notice, by notifying the Ordinary Transferor in writing before expiration of the Preferred Holder Option Period as to the number of such Offered Ordinary Shares that it wishes to purchase.

b.        For the purposes of this Article 20 B.(2).b, a Preferred Holder’s “ROFR Pro Rata Share” of the Offered Ordinary Shares shall be equal to (i) the total number of such Offered Ordinary Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Preferred Holder (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Preferred Holder (on an as-converted basis)) on the date of the Ordinary Transfer Notice and the denominator of which shall be the total number of Ordinary Shares held by all Preferred Holders (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by all Preferred Holders  (on an as-converted basis)) on such date.

c.         If any Preferred Holder fails to exercise its right to purchase its full ROFR Pro Rata Share of the Offered Ordinary Shares, the Ordinary Transferor shall deliver a written notice thereof (the “Second Ordinary Notice”), within five (5) days after the expiration of the Preferred Holder Option Period, to each Preferred Holder that elected to purchase its entire ROFR Pro Rata Share of the Offered Ordinary Shares (an “Exercising Preferred Shareholder”).  The Exercising Preferred Shareholders shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Ordinary Shares by notifying the Ordinary Transferor in writing within fifteen (15) days after receipt of the Second Ordinary Notice (the “Re-allotment Period”).  Such notice may be made by telephone if confirmed in writing within two (2) Business Days.  If the Exercising Preferred Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Ordinary Shares, then each Exercising Preferred Shareholder will be cut back with respect to its purchase of such number of unpurchased Offered Ordinary Shares equal to the lesser of (x) the number of unpurchased Offered Ordinary Shares it wishes to purchase and (y) the product obtained by multiplying (i) the number of such unpurchased Offered Ordinary Shares by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such Exercising Preferred Shareholder (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Exercising Preferred Shareholder (on an as-converted basis)) and the denominator of which is the total number of Ordinary Shares held by all the Exercising Preferred Shareholders (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by all the Exercising Preferred Shareholders (on an as-converted basis)) on such date.

d.        Subject to applicable securities laws, each Preferred Holder shall be entitled to apportion the Offered Ordinary Shares to be purchased pursuant to this Article 20 B among its Affiliates, provided that  (a) such Preferred Holder notifies the Ordinary Transferor in writing, (b) such Affiliate is not a Competitor or an Affiliate of any Competitor (provided that (A) GS shall be entitled to apportion the Offered Ordinary Shares to be purchased pursuant to this Article 20 B among any of the GS Controlled Affiliates, (B) Carlyle shall be entitled to apportion the Offered Ordinary Shares to be purchased pursuant to this Article 20 B among any of the Carlyle Controlled Affiliates and (C) Cathay shall be entitled to apportion the Offered Ordinary Shares to be purchased pursuant to this Article 20 B among any of the Cathay Controlled Affiliates), and (c) such Affiliate shall execute and deliver a joinder agreement in substantially the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer.

(3)                           Procedure. If any Preferred Holder gives the Ordinary Transferor notice that it desires to purchase the Offered Ordinary Shares, and, as the case may be, any re-allotment thereof, then payment for the Offered Ordinary Shares to be purchased shall be made by check (if agreeable to the Ordinary Transferor), or by wire transfer in immediately available funds of the appropriate currency, simultaneously with the delivery of duly executed instruments of transfer, board resolutions of the Company approving the Transfer and, if applicable, the share certificates with respect to such Offered Ordinary Shares to be purchased for surrender and cancellation, at a place agreed to by the Ordinary Transferor, and all the Preferred Holders that have exercised their right of first refusal pursuant to Article 20 B.(2) (the “Purchasing Preferred Holders”) and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the 60th day after the Company’s receipt of the Ordinary Transfer Notice, unless such notice contemplated a later closing date with the prospective transferee or unless the value of the purchase price has not yet been established pursuant to Article 20 B.(4), in which case the closing shall be on such later date or as provided in Article 20 B.(4).d.  The Company shall update its register of members to effect the consummation of any such Transfer and, if applicable, arrange to prepare new share certificates for the Preferred Holder with respect to such Offered Ordinary Shares.

(4)                           Valuation of Property.

a.        The purchase price for the Offered Ordinary Shares to be purchased by the Preferred Holders exercising their right of first refusal pursuant to Article 20 B.(2) will be the price set forth in the Ordinary Transfer Notice.  Should the purchase price specified in the Ordinary Transfer Notice be payable in property other than cash or evidences of indebtedness, the Purchasing Preferred Holders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

b.        If the Ordinary Transferor and the Purchasing Preferred Holders cannot agree on such fair market value within the Preferred Holder Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of such groups or, if they cannot agree on an appraiser within the Preferred Holder Option Period, each such group shall select an appraiser of internationally recognized standing and such appraisers (each an “Electing Appraiser”) shall within fifteen (15) days from the expiration of the Preferred Holder Option Period designate another appraiser (the “Deciding Appraiser”) of internationally recognized standing, whose appraisal shall be determinative of such value and shall be final and binding on the Ordinary Transferor and the Purchasing Preferred Holders.  If no Deciding Appraiser is designated within fifteen (15) days from the expiration of the Preferred Holder Option Period, then the groups shall meet at 10 a.m. (Beijing time) on the 16th day from the expiration of the Preferred Holder Option Period at the principal executive offices of the Company and select the Deciding Appraiser at random by drawing from a hat containing a list of appraisers of internationally recognized standing proposed by each group respectively.  If either group fails to attend such meeting, the other group may select the Deciding Appraiser.

c.         The cost of such appraisal shall be shared equally by the Ordinary Transferor, on the one hand, and the Purchasing Preferred Holders pro rata based on the number of Offered Ordinary Shares such Purchasing Preferred Holder is purchasing, on the other hand.

d.        If the value of the purchase price offered by the prospective transferee is not determined within forty-five (45) days following the Company’s receipt of the Ordinary Transfer Notice from the Ordinary Transferor, the closing of the purchase of Offered Ordinary Shares by the Purchasing Preferred Holders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Article 20 B.(4).

20 C Right of Co-Sale.

(1)                           To the extent the Preferred Holders do not exercise their respective rights of first refusal as to all the Offered Ordinary Shares proposed to be sold by the Ordinary Transferor to the transferee identified in the Ordinary Transfer Notice, the Ordinary Transferor shall promptly give a written notice (the “Co-Sale Notice”) thereof to each Preferred Holder not exercising its right of first refusal pursuant to Article 20 B (specifying in such Co-Sale Notice the number of the remaining Offered Ordinary Shares as well as the number of Shares that such Preferred Holder may participate in such sale).  Each such Preferred Holder not exercising its right of first refusal pursuant to Article 20 B shall have the right to participate in such sale to the transferee identified in the Ordinary Transfer Notice of the remaining Offered Ordinary Shares not purchased pursuant to Article 20 B, on the terms and conditions as specified in the Ordinary Transfer Notice (but in no event less favorable than the terms and conditions offered to the Ordinary Transferor and provided that the Selling Shareholder shall not be required, in connection with such Transfer, (i) to make any representations or warranties concerning the business, operation or assets of any Group Company, or any other representations or warranties other than as to title and capacity, or (ii) to pay any amount with respect to any liabilities arising from any representations or warranties made by the Selling Shareholder in excess of such Selling Shareholder’s share of the total consideration paid by the prospective transferee) (and for the same consideration on an as-converted basis) by notifying the Ordinary Transferor in writing within ten (10) days following the date of the Co-Sale Notice (each such electing Preferred Holder, also a “Selling Shareholder”).  Such Selling Shareholder’s notice to the Ordinary Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more Preferred Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Ordinary Shares that the Ordinary Transferor may sell in the Transfer to the prospective transferee identified in the Ordinary Transfer Notice shall be correspondingly reduced.

(2)                           The total number of Equity Securities that each Selling Shareholder may elect to sell shall be up to the product of (i) the aggregate number of the remaining Offered Ordinary Shares being transferred to the prospective transferee identified in the Ordinary Transfer Notice after giving effect to the exercise of all rights of first refusal pursuant to Article 20 B, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such Selling Shareholder (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Selling Shareholder (on an as-converted basis)) on the date of the Ordinary Transfer Notice and the denominator of which is the total number of Ordinary Shares held by the Ordinary Transferor and all Selling Shareholders (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by all Selling Shareholders (on an as-converted basis)) on the date of the Ordinary Transfer Notice; provided, however, that, if the Transfer of the Offered Ordinary Shares by the Ordinary Transferor will result in a change of Control of the Company, each Selling Shareholder shall be entitled to sell up to all its Shares (if the Selling Shareholders desire to sell in aggregate more than the number of Offered Ordinary Shares identified in the Ordinary Transfer Notice, then each Selling Shareholder shall be entitled to sell such number of Shares equal to the lesser of (x) the number of Shares it desires to sell and (y) the product obtained by multiplying (i) the number of Offered Ordinary Shares identified in the Ordinary Transfer Notice by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such Selling Shareholder (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Selling Shareholder (on an as-converted basis)) and the denominator of which is the total number of Ordinary Shares held by all the Selling Shareholders (including Ordinary Shares issuable upon conversion of the then Preferred Shares held by all the Selling Shareholders (on an as-converted basis)) on the date of the Ordinary Transfer Notice) to the prospective purchaser, and the number of Offered Ordinary Shares that the Ordinary Transferor may sell based on the Ordinary Transfer Notice shall be correspondingly reduced.

(3)                           Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Ordinary Transferor, before the applicable closing, a signed instrument of transfer properly endorsed for transfer for transfer to the prospective purchaser, and one or more certificates which represent the type and number of Equity Securities which such Selling Shareholder elects to sell for surrender and cancellation; provided that if the prospective purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Shareholder shall only transfer Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares), and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(4)                           The share certificate or certificates that a Selling Shareholder delivers to the Ordinary Transferor pursuant to this Article 20 C shall be transferred by the Ordinary Transferor to the Company for surrender and cancellation and the Ordinary Transferor shall deliver to the prospective purchaser any required transfer instruments, board resolutions of the Company or other documentation in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Ordinary Transfer Notice, and the Ordinary Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which the Selling Shareholder is entitled by reason of its participation in such sale. The Company shall update its register of members to effect the consummation of any such Transfer and, if applicable, arrange to prepare new share certificates or certificates for the transferee with respect to such Equity Securities.

(5)                           To the extent that any prospective purchaser prohibits the participation by a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase Equity Securities from a Selling Shareholder exercising its co-sale rights hereunder, the Ordinary Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Ordinary Transferor shall purchase from such Selling Shareholder such Equity Securities that such Selling Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Ordinary Transfer Notice.

20 D Non-Exercise of Rights of First Refusal and Co-Sale.

(1)                           If the Preferred Holders do not elect to purchase all of the Offered Ordinary Shares in accordance with Article 20 B, then, subject to the right of the Preferred Holders to exercise their rights to participate in the sale of Offered Ordinary Shares within the time periods specified in Article 20 C, the Ordinary Transferor shall have a period of ninety (90) days from the expiration of the Preferred Holder Option Period in which to sell the remaining Offered Ordinary Shares that have not been taken up under Article 20 B and after further deducting the number of Equity Securities elected to be sold by Selling Shareholders pursuant to Article 20 C, to the transferee identified in the Ordinary Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Ordinary Transfer Notice (subject to Article 20 C.(5)), so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee shall execute and deliver a joinder agreement in substantially the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer.

(2)                           In the event the Ordinary Transferor does not consummate the sale of such Offered Ordinary Shares to the transferee identified in the Ordinary Transfer Notice within such ninety (90) day period, the rights of the Preferred Holders under Article 20 B and Article 20 C, respectively, shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Ordinary Shares by the Ordinary Transferor until such rights lapse in accordance with the terms of these Articles and the Shareholders Agreement.

(3)                           The exercise or non-exercise of the rights of the Preferred Holders under Article 20 B and Article 20 C to purchase Equity Securities from an Ordinary Transferor or participate in the sale of Equity Securities by an Ordinary Transferor (as the case may be) shall not adversely affect their rights to make subsequent purchases from the Ordinary Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Ordinary Transferor hereunder.

20 E Exempt Transfers.

(1)                           Subject to the requirements of applicable Laws, the restrictions under Article 20 A and the right of first refusal and right of co-sale under Article 20 B and Article 20 C shall not apply to (a) any sale of Equity Securities of the Company to the public pursuant to a Qualified IPO, and (b) Transfer of any Equity Securities of the Company now or hereinafter held by the Principal or the Ordinary Shareholder to the Principal’s another wholly owned entity or to a trustee, executor, or other fiduciary for the benefit of the Principal or the Principal’s any wholly owned entity or his spouse and lineal descendants (whether natural or adopted), brother, sister, parent for bona fide estate planning purposes (each such transferee pursuant to subsection (b) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided, that (i) such Transfer is effected in compliance with all applicable laws, including without limitation, the SAFE Regulations, (ii) the Principal shall remain liable for any breach by such Permitted Transferee of any provision hereunder; (iii) if any Permitted Transferee which received Equity Securities of the Company pursuant to this Article 20 E.(1).(b) ceases to be a Permitted Transferee for any reason, it shall immediately Transfer back to the applicable transferor from which it received the Equity Securities of the Company transferred to it pursuant to this Article 20 E.(1).(b) and (iv) adequate documentation therefor is provided to the Company and each such Permitted Transferee shall execute a joinder agreement in substantially the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer, with respect to the transferred Equity Securities; and (c) any Transfer of the Equity Securities of the Company by a Preferred Holder to any of its Affiliate; provided that (x) the transferees of such Transfer shall not be a Competitor or an Affiliate of any Competitor (provided that (A) GS shall be permitted to Transfer all or any of the Equity Securities of the Company held by it to any of the GS Controlled Affiliates, (B) Carlyle shall be permitted to Transfer all or any of the Equity Securities of the Company held by it to any of the Carlyle Controlled Affiliates and (C) Cathay shall be permitted to Transfer all or any of the Equity Securities of the Company held by it to any of the Cathay Controlled Affiliates); (y) if any transferee of such Transfer which received Equity Securities of the Company pursuant to this Article 20 E.(1).(c) ceases to be an Affiliate of such Preferred Holder for any reason or becomes a Competitor or an Affiliate of any Competitor (or in the case where the transferee is a GS Controlled Affiliate or a Carlyle Controlled Affiliate or a Cathay Controlled Affiliate, if it ceases to be a GS Controlled Affiliate or a Carlyle Controlled Affiliate  or a Cathay Controlled Affiliate, as applicable, for any reason), it shall immediately Transfer back to the applicable transferor from which it received the Equity Securities of the Company transferred to it pursuant to this Article 20 E.(1).(c) and (z) the transferees of such Transfer shall execute and deliver a joinder agreement in substantially the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer.

(2)                           All transfer restrictions provided in these Articles with respect to a Transfer of Equity Securities of the Company by the Preferred Holders (including Article 20 A.(2)) shall cease to apply in the event that the Company fails to pay the applicable redemption price pursuant to Article 8.4 and which is not cured after 30 days’ written notice of such breach delivered by a Preferred Holder to the Company.

(3)                           Article 20 A through Article 20 D shall not apply to any Transfer of any Equity Securities pursuant to any enforcement of security under any Facility Document or to any creation of security under any Facility Document; provided, however, that any transferee of such Equity Securities shall execute and deliver a joinder agreement substantially in the form attached to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of these Articles (if not already a Member and a party to the Shareholders Agreement) upon and after such Transfer.

20 F Matters Relating to Majority Series A-1 Preferred Holders.

Notwithstanding any other provision of these Articles, any information or document with respect to any matter to be consented, approved or decided by Majority Series A-1 Preferred Holders under these Articles shall be delivered or given by notice to each holder of Series A-1 Preferred Shares by the Company prior to such consent, approval or decision is made. Any consent, approval or decision made by Majority Series A-1 Preferred Holders pursuant to these Articles shall be given by notice to each holder of Series A-1 Preferred Shares by the Company within one (1) Business Day after such consent, decision or approval is made.

REDEMPTION AND REPURCHASE OF SHARES

21                                  Subject to the provisions of the Statute and any other provision of these Articles (including Article 8.3 B), the Company is permitted to redeem, purchase or otherwise acquire any Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, or (ii) is pursuant to the Existing Incentive Plans or any other equity incentive, purchase or participation plans for the benefit of any officers, directors, employees or consultants of any Group Company or for any other reason, each as duly approved according to these Articles and the Shareholders Agreement.

22                                  Subject to the Statute and any other provision of these Articles (including Article 8.3 B), the Company may issue Shares that are to be redeemable or are liable to be redeemed at the option of the Member or the Company. Subject to the Statute and any other provision of these Articles (including Articles 8.3 B and 8.4), the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

23                                  Subject to any other provision of these Articles (including Article 8.3 B), if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding more than seventy-five percent (75%) of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding more than seventy-five percent (75%) of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

24                                  For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy more than seventy-five percent (75%) of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll. For the purpose of the preceding Article, notwithstanding any other provision of these Articles, Series A Preferred Shares and Series A-1 Preferred Shares shall be considered as two separate classes of Shares.

25                                  Subject to any other provision of these Articles, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the mere creation, redesignation, or issue of Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

26                                  The Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares.  Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

27                                  The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

28                                  If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest.  The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

29                                  Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy or liquidation or dissolution pursuant to Article 20.  If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

30                                  If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

31                                  Subject to any other provision of these Articles (including Article 8.3 B), the Company may by Ordinary Resolution:

A.                          increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.                          consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.                          by subdivision of its existing Shares divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.                          cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.                           perform any action not required to be performed by Special Resolution.

32                                  Subject to the Statute and any other provision of these Articles (including Article 8.3 B), the Company may by Special Resolution:

A.                          change its name;

B.                          alter or add to these Articles;

C.                          alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and.

D.                          reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

33                                  Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its Registered Office.

GENERAL MEETINGS

34                                  All general meetings other than annual general meetings shall be called extraordinary general meetings.

35                                  The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it.  The annual general meeting shall be held at such time and place as the Directors shall appoint.  At these meetings, the report of the Directors (if any) shall be presented.

36                                  Any Director may call general meetings, and the Board of Directors shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

37                                  A Member’s requisition is a requisition of Members holding, on the date of deposit of the requisition, not less than ten percent (10%) of the paid up capital of the Company (on an as-converted basis) as at the date of the deposit carries the right of voting at general meetings of the Company.

38                                  The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

39                                  If the Directors do not within twenty (20) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty (20) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the last twenty (20) day period aforementioned.

40                                  A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41                                  At least twenty (20) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat, and (ii) by the Majority Preferred Holders and the Majority Series A-1 Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat, and (ii) by the Majority Preferred Holders and the Majority Series A-1 Preferred Holders (or their proxies).

42                                  The officer of the Company who has charge of the Register of Members shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of Shares registered in the name of each Member.  Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

PROCEEDINGS AT GENERAL MEETINGS

43                                  The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting and the Majority Preferred Holders and the Majority Series A-1 Preferred Holders together present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 47, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

44                                  A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other.  Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

45                                  A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if it is signed by all Members.

46                                  A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.  If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented.

47                                  The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within twenty (20) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting; provided that, if notice of such meeting has been duly delivered to all Members twenty (20) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of the Majority Preferred Holders and/or the Majority Series A-1 Preferred Holders, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 111 through 115 and if at the adjourned meeting the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of the Majority Preferred Holders and/or the Majority Series A-1 Preferred Holders, then the separate requirement that the Majority Preferred Holders and the Majority Series A-1 Preferred Holders be present for a quorum to be established shall not apply to such adjourned meeting for purposes of establishing a quorum.  At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

48                                  With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

49                                  A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

50                                  On a poll a Member shall have one vote for each Ordinary Share he holds on an as-converted basis, unless any Share carries special voting rights.

51                                  Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

52                                  A poll on a question of adjournment shall be taken forthwith.

53                                  A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

54                                  In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

55                                  A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

56                                  No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

57                                  No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

58                                  Votes may be cast either personally or by proxy.  A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

59                                  A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

60                                  The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose.  A proxy need not be a Member of the Company.

60A                         The appointment of any irrevocable proxy by a Member in connection with any security created pursuant to a Facility Document shall be irrevocable until both the relevant Member and that irrevocable proxy appointed by that Member have provided their written confirmation to the Company that such appointment is terminated.

61                                  The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

62                                  The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

63                                  Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

64                                  Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

65                                  Shares that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

66                                  The holders of the Ordinary Shares and the Preferred Shares are entitled to appoint the Directors and observers (if applicable) of the Company according to the following provisions: the authorized number of Directors on the Board shall be six (6) Directors, with the composition of the Board determined as follows: (a) the holders of a majority of the voting power of the outstanding Ordinary Shares shall have the right to designate, appoint, remove, replace and reappoint four (4) Directors on the Board (each, an “Ordinary Director”, and collectively, the “Ordinary Directors”), and (b) the holders of the outstanding Series A-1 Preferred Shares shall have the right to designate, appoint, remove, replace and reappoint two (2) Directors on the Board, provided that each of Carlyle (for so long as Carlyle  holds any Shares) and GS (for so long as GS holds any Shares) shall have the right to designate, appoint, remove, replace and reappoint one (1) Director on the Board (each, a “Series A-1 Director”, and collectively, the “Series A-1 Directors”).

67                                  Notwithstanding Article 66 above, GS (for so long as GS holds any Shares) may, from time to time in its sole discretion, appoint one observer in lieu of the Series A-1 Director GS is entitled to appoint pursuant to Article 66 and vice versa.  Carlyle (for so long as Carlyle holds any Shares) may, from time to time in its sole discretion, appoint one observer in lieu of the Series A-1 Director Carlyle is entitled to appoint pursuant to Article 66 and vice versa.  Without prejudice to the foregoing, it is GS’s intention to remove (or cause the resignation of) the Series A-1 Director appointed by GS prior to an IPO and GS may remove or (cause the resignation of) the Series A-1 Director appointed by GS in its sole discretion if the Company initiates an IPO, but in no event shall GS be obligated to do so.  The vacancy of the Series A-1 Director GS is entitled to appoint shall not be filled by any Person appointed by any other Member or otherwise, and the vacancy of the Series A-1 Director Carlyle is entitled to appoint shall not be filled by any Person appointed by any other Member or otherwise.  Each observer shall be entitled to attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity and the Company shall give the observer copies of all notices, minutes, consents, and other materials that the Company provides to the Company’s Directors at the same time and in the same manner as provided to such Directors.

POWERS OF DIRECTORS

68                                  Subject to the Statute, the Memorandum and any other provision of these Articles (including Article 8.3 B) and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with any other provision of these Articles (including Article 8.3 B).  No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

69                                  Subject to any other provision of these Articles (including Article 8.3 B), all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

70                                  Subject to any other provision of these Articles (including Article 8.3 B), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

71                                  Subject to any other provision of these Articles (including Article 8.3 B), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

72                                  The office of a Director shall be vacated if:

A.                          such Director gives notice in writing to the Company that he or she resigns the office of Director; or

B.                          such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

C.                          such Director is found to be or becomes of unsound mind; or

D.                          he is removed by the holder(s) of such class or series of Shares that originally appointed him pursuant to Article 66.

73                                  Any Director who shall have been elected by a specified group of Members or a Member may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members or the Member (as the case may be) then entitled to elect such Director in accordance with Article 66, given at a special meeting of such Members duly called or by an action by written consent for that purpose.  Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 72 of any Director who shall have been elected by a specified group of Members or a Member, may be filled by, and only by, the affirmative vote of the group of Members or the Member (as the case may be) then entitled to elect such Director in accordance with Article 66, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members or the Member (as the case may be).

PROCEEDINGS OF DIRECTORS

74                                  A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director.  A Director but not an alternate Director may also be represented at any meetings of the Board of Directors by a proxy appointed in writing by him.  The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 66 that includes two (2) Preferred Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate or by proxy) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum.  If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all Directors at least seven (7) days prior to the scheduled meeting, and the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of one or more Preferred Directors, the meeting shall be adjourned to the fifth (5th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice duly delivered to all Directors no less than three (3) Business Days prior to the adjourned meeting and, if at the adjourned meeting, the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of one or more Preferred Directors, then the presence of a majority of the number of the Directors in office elected in accordance with Article 66 shall be necessary and sufficient to constitute a quorum for the transaction of business at such adjourned meeting.

75                                  Subject to the other provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves and that the written notice of each meeting given to the Directors shall include an agenda of the business to be transacted at the meeting.

76                                  A Person may participate in a meeting of the Directors or committee of the Board by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time.  Participation by a Person in a meeting in this manner is treated as presence in person at that meeting.  Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

77                                  A resolution in writing (in one or more counterparts) signed by all Directors or all members of a committee of the Board (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors, as the case may be, duly convened and held, provided that any such resolution is distributed to all the Directors.

78                                  Meetings of the Board of Directors may be called by any Director on seven (7) days’ notice to each Director in accordance with Articles 111 through 115.

79                                  The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may, subject to Articles 66 and 73, act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

80                                  The Directors may elect a chairman of their Board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within twenty (20) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

81                                  All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

PRESUMPTION OF ASSENT

82                                  A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

83                                  Subject to Article 86, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

84                                  Subject to Article 86, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

85                                  Subject to Article 86, a Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

86                                  In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such Director may vote at a meeting of Directors on any resolution concerning a matter in which that Director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

87                                  The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

88                                  Subject to any other provision of these Articles (including Article 8.3 B), the Board of Directors may establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that each such committee shall comprise at least one Series A-1 Director.  The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.

89                                  Subject to any other provision of these Articles (including Article 8.3 B), the Board of Directors may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director.  Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

90                                  Subject to any other provision of these Articles (including Article 8.3 B), the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

91                                  Subject to any other provision of these Articles (including Article 8.3B), the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

92                                  There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

93                                  Subject to any other provision of these Articles (including Article 8.3 B), the remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board or one of its committees.  Subject to any other provision of these Articles (including Article 8.3 B), the Directors shall also be entitled to be paid all reasonable and documented travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

94                                  The Directors may by resolution of the majority of the Board or one of its committees (in each case, including the consent of the Series A-1 Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director.  Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

95                                  The Company may, if the Directors so determine, have a Seal.  The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or an officer or other Person appointed by the Directors for the purpose.

96                                  The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

97                                  A Director or an officer, representative or attorney of the Company authorized by the Board of Directors may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

98                                  Subject to the Statute and any other provision of these Articles (including Article 8.3 B), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor.  No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

99                                  Subject to Articles 8.1 and 8.4, all dividends and distributions shall be declared and paid to all Members on an as-converted basis.

100                           The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

101                           Subject to any other provision of these Articles (including Article 8.3 B), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

102                           Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

103                           No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

104                           Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member.  Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

105                           Subject to any other provision of these Articles (including Article 8.3 B), the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8 and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

106                           The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.  Subject to any other provision of these Articles (including Article 8.3 B), the Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in the Shareholders Agreement or in any other written agreement binding on the Company.

107                           The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

108                           Subject to any other provision of these Articles (including Article 8.3 B), the Directors may appoint an Auditor who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

109                           Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

110                           Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

111                           Except as otherwise provided in these Articles, notices shall be in writing.  Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

112                           Where a notice is delivered by hand to an address provided by the intended recipient, service of the notice shall be deemed to be effected at the time of delivery.  Where a notice is sent by courier with next-Business-Day delivery guaranteed, service of the notice shall be deemed to be effected three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant Party, provided that the sender receives a confirmation of delivery from the delivery service provider.  Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected on the Business Day immediately after the date of transmission, provided that the transmitting device generates a report of successful transmission.  Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected on the Business Day immediately after the date of transmission, provided that receipt shall not occur if the sender receives an automated message that the electronic mail has not been delivered to the intended recipient. Where a notice is sent by mail to an address provided by the intended recipient, service of the notice shall be deemed to be effected seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the intended recipient.

113                           A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

114                           Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

115                           Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

116                           If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 8.

117                           If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, subject to any other provision of these Articles (including Article 8), divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to any other provision of these Articles (including Article 8), determine how the division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

118                           To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee.  Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

119                           To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

120                           Unless the Directors otherwise prescribe in accordance with Article 8, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

121                           If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.